Exhibit 10.18

Date:	30 December 2009

To:	Arcos Dorados B.V.	From:	Morgan Stanley & Co. International Plc

	Account Number: 0617SAV70		20, Cabot Square Canary Wharf London E14 4QW

Attn:	Julieta Nalband	Contact:	Baltimore Derivative Dealer Services Group

Email	julieta.nalband@ar.mcd.com	Fax:	212 404 4762

Tel:		Tel:	212 761 2630

Re: Non-Deliverable Interest Rate Swap MSIL Ref. YRZQA

The purpose of this letter agreement is to set forth the terms and conditions of the Transaction entered into between us on the Trade Date referred to below. This letter constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), and the 1998 FX and Currency Option Definitions (the “FX Definitions”) as published by ISDA, the Emerging Markets Traders Association and The Foreign Exchange Committee (together, the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the 2006 Definitions and the FX Definitions, the 2006 Definitions shall govern, except that the FX Definitions shall govern for the purposes of the Settlement Provisions set out below. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2006 Definitions.

1. This Confirmation supplements, forms a part of, and is subject to, the Master Agreement dated as of 14 December 2009, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Morgan Stanley & Co. International Plc

Party A Credit Support:	As per the Agreement

Party B:	Arcos Dorados B.V.

Trade Date:	15 December 2009

Effective Date:	1 October 2009

Termination Date:	1 October 2014

Fixed Amounts I:

Fixed Rate I Payer:	Party A

Fixed Rate I Payer Currency Amount:	USD 100,000,000

Fixed Rate I:	7.50000%

Fixed Rate I Payment Dates:	On 1 April and 1 October in each year, from and including 1 April 2010 to and including 1 October 2014, subject to adjustment in accordance with the Modified Following Business Day Convention with No Adjustment to Period End Dates

Fixed Rate I Day Count Fraction:	30/360

Fixed Amounts II:

Fixed Rate II Payer:	Party B

Fixed Rate II Payer Currency Amount:	BRL 176,000,000

Fixed Rate II:	9.08000%

Fixed Rate II Payment Dates:	On 1 April and 1 October in each year, from and including 1 April 2010 to and including 1 October 2014, subject to adjustment in accordance with the Modified Following Business Day Convention with No Adjustment to Period End Dates

Fixed Rate II Day Count Fraction:	Actual/360

Fixed Amounts II:	On each Fixed Rate II Payer Payment Date, the Fixed Amounts II shall be determined in accordance with the following formula:

Fixed Amounts II = (Fixed Rate II Payer Currency Amount x Fixed Rate II x Fixed Rate II Day Count Fraction)

Fixed Amounts in BRL shall be converted into USD in accordance with the Settlement Provisions below.

Settlement Provisions:

Settlement:	Non-Deliverable, with the effect that any Reference Currency amounts payable hereunder on a Payment Date shall be converted into Settlement Currency amounts by reference to the Settlement Rate Option on each Valuation Date. The obligations of the parties to pay the Fixed Amounts I or the Fixed Amounts II, as the case may be, shall be replaced by an obligation of one party to pay the Settlement Amount in accordance with the provisions of this Confirmation. The Settlement Amount shall be determined on the Valuation Date by the Calculation Agent as follows:

If the Settlement Amount is a positive number, the Fixed Rate I Payer shall pay the Settlement Amount to the Fixed Rate II Payer on the respective Payment Date.

If the Settlement Amount is a negative number, the Fixed Rate II Payer shall pay the absolute value of the Settlement Amount to the Fixed Rate I Payer on the respective Payment Date.

Reference Currency:	BRL

Settlement Currency:	USD

Settlement Rate Option:	BRL PTAX (BRL09)

Valuation Date:	Two Business Days prior to each Fixed Rate II Payment Date (each a “Scheduled Valuation Date”), subject to adjustment in accordance with the Preceding Business Day Convention;
provided, however, that the adjustment shall be made in
accordance with the Following Business Day Convention in the event of an Unscheduled Holiday. Notwithstanding the
foregoing, if the parties have specified a Scheduled Valuation
Date that falls on a date that, as at the Trade Date, is not a scheduled Business Day in New York, no adjustment shall be
made on account of the fact that such date is not a Business Day in New York.

Disruption Events and Fallbacks:

Disruption Events:

Price Source Disruption:	Applicable

Price Materiality:	Applicable

Primary Rate:	BRL PTAX (BRL09)

Secondary Rate:	EMTA BRL Industry Survey Rate (BRLI2), or EMTA BRL Indicative Survey Rate (BRL 13), as the case may be.

Price Materiality Percentage:	3%, provided, however, that if there are insufficient responses on the Valuation Date to the EMTA BRL Industry Survey or the EMTA BRL Indicative Survey, as the case may be, the Price Materiality Percentage will also be deemed to have been met.

Disruption Fallbacks:

First Fallback Reference Price:	EMTA BRL Industry Survey Rate (BRL 12)

Valuation Postponement

Second Fallback Reference Price:	EMTA BRL Indicative Survey Rate (BRL13)

Calculation Agent Determination of Settlement Rate

Other Terms:

Unscheduled Holiday:	“Unscheduled Holiday” means that a day is not a Business Day and the market was not aware of such fact (by means of a public announcement or by reference to other publicly available information) until a time later than 9:00 am local time in the Principal Financial Center(s) of the Reference Currency two Business Days prior to the Scheduled Valuation Date.

Deferral Period for Unscheduled Holiday:	In the event the Scheduled Valuation Date becomes subject to the Following Business Day Convention, and if the Valuation Date has not occurred on or before the 30th consecutive day after the Scheduled Valuation Date (any such period being a “Deferral Period”), then the next day after the Deferral Period that would have been a Business Day but for the Unscheduled Holiday, shall be deemed to be the Valuation Date.

Valuation Postponement for Price Source Disruption:	“Valuation Postponement” means, for purposes of obtaining a Settlement Rate, that the Spot Rate will be determined on the Business Day first succeeding the day on which the Price Source Disruption ceases to exist, unless the Price Source Disruption continues to exist (measured from the date, that, but for the occurrence of the Price Source Disruption, would have been the Valuation Date) for a consecutive number of calendar days equal to the Maximum Days of Postponement.

In such event, the Spot Rate will be determined on the next Business Day after the Maximum Days of Postponement in accordance with the next applicable Disruption Fallback.

Cumulative Events:	Notwithstanding anything herein to the contrary, in no event shall the total number of consecutive calendar days during which either (i) valuation is deferred due to an Unscheduled Holiday, or (ii) a Valuation Postponement shall occur (or any combination of (i) and (ii)), exceed 30 consecutive calendar days in the aggregate. Accordingly, (x) if, upon the lapse of any such 30 day period, an Unscheduled Holiday shall have occurred or be continuing on the day following such period, then such days shall be deemed to be a Valuation Date, and (y) if, upon the lapse of any such 30 day period, a Price Source Disruption shall have occurred or be continuing on the day following such period, then Valuation Postponement shall not apply and the Spot Rate shall be determined in accordance with the next Disruption Fallback.

Maximum Days of Postponement:	Thirty (30) calendar days

Business Days Applicable to the Valuation Date (as defined in the FX Definitions):	Any of Rio de Janeiro, São Paulo or Brasilia and New York City

Business Days Applicable to the Fixed Amounts I & Fixed Amounts II (as defined in the 2006 Definitions):	Rio de Janeiro, São Paulo or Brasilia

Business Days applicable to the Payment Date (as defined in the 2006 Definitions):	Any of Rio de Janeiro, São Paulo or Brasilia, and New York City, provided however, that in the event of an Unscheduled Holiday following the Trade Date, then New York only.

Calculation Agent:	Party A

3. Offices:

a) The Office of Party A for the Transaction is:	New York

b) The Office of Party B for the Transaction is:	Please advise

4. Each party will be deemed to represent to the other party that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for this Transaction):

a)	Non-Reliance. It is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction; it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction.

c)	Status of Parties. The other party is not acting as a fiduciary for or an advisor to it in respect of this Transaction.

5. Account Details

Payments to Party A:	To be provided

Payments to Party B:	Please Provide

Documentation Contacts:	Interbank Clients: Hotline: +1 410-534-1593 Facsimile: +1 212-404-4762 Email: Derivative.Confirms.Americas@morganstanley.com

Operations Contact:	Telephone: 212 761-4662 Facsimile: 212 404-4726

Please confirm that the foregoing correctly sets forth the terms of our agreement MSCS Ref. YRZQA by executing this Confirmation and returning it to us.

Best regards,

MORGAN STANLEY & CO. INTERNATIONAL PLC.

By:	/s/ Iwona Szmidt
	Name:	Iwona Szmidt
	Title:	Vice President

Acknowledged and agreed as of the date first written above:

ARCOS DORADOS B.V.

By:	/s/ Diego Pace
Name: Diego Pace
Title: Corporate Finance Director

MORGAN STANLEY & CO. INTERNATIONAL PLC is authorised and regulated by the Financial Services Authority

Our charges may comprise commission as notified to you from time to time and/or mark-up or mark-down. We may share charges with our Associated Firms or other third parties or receive remuneration from them in respect of transactions carried out with or for you or we may be acting on both sides of the transaction. We or our Associate may pass on part of our or their charges to a third party as a reward for introducing your business to us or them. Details of any such arrangements will be made available to you upon written request. Time of execution is available on request.

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